EXHIBIT 24

                              CONFIRMING STATEMENT


         This Statement confirms that the undersigned has authorized and designated William H. Kline and/or Nicholas M. Burke to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Bioheart, Inc. The authority of William H. Kline and/or Nicholas M. Burke under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to his or her ownership of or transactions in securities of Bioheart, Inc., unless earlier revoked in writing. The undersigned acknowledges that neither William H. Kline nor Nicholas M. Burke is assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.



Date: 10-02-2007                           /s/ Richard Spencer III
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